Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following documents of our report dated June 15, 2015, relating to the consolidated financial statements of Elite Pharmaceuticals, Inc. and Subsidiary (which report expresses an unqualified opinion) and internal control over financial reporting (which report expresses an adverse opinion because of material weaknesses), incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended March 31, 2015.

Registration Statement No. 333-197694 on Form S-8 dated July 29, 2014

Post Effective Amendment No. 1 to Registration Statement No. 333-195265 on Form S-1 on S-3 dated July 1, 2014

Registration Statement No. 333-163907 on Form S-8 dated December 22, 2009

Registration Statement No. 333-132140 on From S-8 dated March 1, 2006

Registration Statement No. 333-118524 on From S-8 dated August 24, 2004

/s/ Demetrius Berkower LLC

Wayne, New Jersey

June 15, 2015